Exhibit 99.1

SOFTECH AGREES TO SELL CADRA PRODUCT LINE

SofTech to Focus on PLM Market, Enabling Connector Technologies and Consulting Services that Grew 19% Year-Over-Year

Press Release: September 3, 2013

Lowell, MA (BUSINESS WIRE) - SofTech (OTCQB:SOFT) today announced that it has agreed to sell its CADRA product line to Mentor Graphics Corporation (NASDAQ:MENT) for a purchase price of $3.2 million, plus potential earn-out payments of up to an additional $750,000 based on 10% of CADRA revenue generated by Mentor in the three year period following the closing. The closing of this asset sale, which is subject to stockholder approval and other customary closing conditions and terms (including a holdback of a portion of the purchase price to secure any indemnification claims arising under the asset purchase agreement), is expected to occur no later than November 30, 2013. The transaction is not subject to any financing condition.

The transaction is subject to stockholder approval by two-thirds of SofTech’s shareholders. SofTech intends to file a proxy statement with respect to a special meeting of the stockholders to seek that approval. The SofTech Board of Directors unanimously approved the transaction and recommends that the company’s stockholders vote in favor of the asset sale. Board members own 27.8% of the outstanding shares and control voting rights for an additional 11.6% of the shares.

Joe Mullaney, SofTech CEO commented: “In March 2011, the existing SofTech management team bought a controlling interest in the company after it had struggled to meet its financial obligations. Over the last two and a half years we have repositioned SofTech by significantly improving its financial position, investing in new products, and entering into technology partnerships with disruptive technology companies to offer compelling solutions in the PLM market. This transaction will allow us to focus our attention and resources on those strategic initiatives, certain of which we have experienced demonstrated market activity, while also significantly enhancing our financial position.” he added.

About SofTech

SofTech (OTCQB:SOFT) is a proven provider of engineering software solutions with its ProductCenter® PLM (product lifecycle management) technology and its computer-aided design product CADRA® offering. Our solutions accelerate product development, introduction and profitability by fostering innovation, extended enterprise collaboration, product quality improvements, and compressed time-to-market cycles. We deliver enterprise PLM solutions, with comprehensive out-of-the-box capabilities, to meet the needs of manufacturers of all sizes quickly and cost-effectively. For more information, please visit www.softech.com.

Safe Harbor for Forward-Looking Statements

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the closing of the transaction and its timing and our potential receipt of earn-out proceeds from post-closing CADRA royalties.  These forward-looking statements are subject to risks and uncertainties which may make actual results differ materially from those expressed or implied in the forward-looking statement, including, without limitations, our ability to satisfy the closing conditions set forth in the definitive asset purchase agreement, including the receipt of the requisite two-thirds stockholder approval, and Mentor’s discretion to operate its post-closing business in a way which may or may not result in CADRA royalties pursuant to the earn-out agreement.

Additional Information and Where to Find It

This communication may be deemed to be a solicitation of proxies from the Company’s stockholders in connection with the proposed asset sale. In connection with the proposed asset sale, the Company intends to file a proxy statement and relevant documents with respect to the special meeting to be held in connection with the proposed transactions with the SEC. The definitive proxy will be mailed to the Company’s stockholders in advance of the special meeting. Investors and security holders of the Company are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about the Company, Mentor and the proposed asset sale. The proxy statement, when it becomes available, and any other documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by sending a written request to SofTech, Inc., Attn: Corporate Secretary, 59 Lowes Way, Suite 401, Lowell, Massachusetts 01851 or by calling the Company at (978)513-2700. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed asset sale.

Participants in the Solicitation

The Company and its directors and executive officers may, under SEC rules, be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed asset sale. Information about the directors and executive officers, including their interests in the transactions, will be included in the Company’s proxy statement relating to the proposed transactions when it becomes available.